Exhibit 99.1

              RADYNE REPORTS 1ST QUARTER EARNINGS OF $.08 PER SHARE

    PHOENIX, April 27 /PRNewswire-FirstCall/ -- Radyne ComStream Inc. (Nasdaq:
RADN), today reported net earnings of $1.4 million, or $0.08 per fully diluted share, for its fiscal first quarter ended March 31, 2005 compared to earnings of $3.1 million, or $0.18 per fully diluted share for the same quarter of 2004. Net sales for the first quarter of 2005 were $13.7 million compared to first quarter 2004 net sales of $15.1 million. Earnings during the first quarter of 2004 reflected a 6.5% tax rate while the Company incurred taxes at a 33.5% rate for the first quarter of 2005. Further, sales during the first quarter of 2004 resulted in part from the previously announced acceleration, at a customer's request, of a major order originally scheduled for the second quarter of 2004.

    Bookings during the quarter were $13.5 million, a 19% increase over bookings of $11.3 million in the first quarter of 2004. As a result, Radyne's backlog was $9.4 million at the end of the first quarter of 2005 compared to $4.6 million at the end of the first quarter of 2004. Gross margins during the first quarter of 2005 were 52% compared to gross margins of 53% for the same period in 2004.

    The Company continued to generate cash with its quarter-end balance increasing to $43.7 million from $39.3 million at the beginning of this year including $3.1 million from the sale of stock and redemption of warrants. Accounts Receivable declined to $8.6 million or 57 days of sales outstanding compared to $9.7 million and 61 days at the beginning of the year. Inventory increased to $8.6 million from $8.1 million at the beginning of 2005.

    "Our order pipeline remains strong reflecting a return of the international markets to a more normal level," commented Bob Fitting, CEO. "We continue to have a good cash flow as a result of our continued high margins. With the introduction of our new IMT (Integrated Modem Transceiver), a complete earth station in one outdoor package, we expect to make new inroads wherever portability is required."

    The planned acquisition of Xicom Technology continues on schedule. As previously announced, Radyne will pay approximately $41 million for Xicom, consisting of $2 million in stock and $39 million in cash, and assume $5 million in debt. Radyne anticipates that the closing will be completed during the month of May.

    Radyne will be holding a conference call on Wednesday, April 27, 2005 at 4:30 p.m. EDT to discuss its first quarter 2005 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-800-798-2884 and the international dial in number is 617-614-6207. The conference will also be accessible via the Internet at www.radn.com and www.fulldisclosure.com.

    About Radyne ComStream

    Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. In addition, the Company recently announced its intention to acquire Xicom Technology, a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. Xicom Technology has manufacturing facilities in Santa Clara, California and a sales office in the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com . Additional information on Xicom is available at www.xicomtech.com
..

     Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

    Safe Harbor Paragraph for Forward-Looking Statements

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "intends" or "anticipates," and do not reflect historical facts. Specific forward- looking statements contained in this press release include expectations for future revenues, orders and backlog, cash flow and earnings per share and indications that the Company will benefit from strong market demand for its new products. There is no assurance that international markets will continue to grow or that if they do, that it will result in more orders for the Company. We cannot guarantee that the Company will continue to generate cash and asset fluctuations may be seasonal in nature and not an indication of future results. There can be no assurance that the indicators that the Company relies on to gauge future business prospects, such as backlog and bookings, will accurately forecast future results. Reference in this earnings release to the Xicom acquisition should not be taken as an indication that the acquisition is imminent or, that if the acquisition is successful, that the intended results will be positive. Should the acquisition succeed, the Company will use a substantial portion of its available cash and some of its credit lines to accomplish the acquisition. There can be no assurance that this will not cause unintended negative results in future periods.

    Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the Company's SEC filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

    Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

                              Radyne ComStream Inc.
                      Condensed Consolidated Balance Sheets
                        (in thousands, except share data)

                                                  March 31,    December 31,
                                                    2005          2004
                                                ------------   ------------
                                                  Unaudited
                   Assets
Current assets:
  Cash and cash equivalents                     $     43,675   $     39,300
  Accounts receivable - trade, net of
   allowance for doubtful accounts of
   $328 and $350, respectively                         8,581          9,728
  Inventories                                          8,640          8,132
  Deferred tax assets                                  2,186          2,218
  Prepaid expenses and other assets                      843            846
    Total current assets                              63,925         60,224

Deferred tax assets, net                               2,879          3,445
Property and equipment, net                            1,680          1,593
Other assets                                             456            154
    Total Assets                                $     68,940   $     65,416

    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                              $      1,799   $      1,566
  Accrued expenses                                     3,115          4,835
  Income taxes payable                                   207            242
  Customer advance payments                              645            149
    Total current liabilities                          5,766          6,792

Long-term obligations                                    264            284
Accrued stock option compensation                        146            146
    Total liabilities                                  6,176          7,222

Stockholders' equity:
  Common stock; $.001 par value - authorized,
   50,000,000 shares; issued and outstanding,
   16,627,683 shares and 16,232,999 shares,
   respectively                                           17             16
  Retained earnings                                    5,207          3,764
  Additional paid-in capital                          57,540         54,414
    Total stockholders' equity                        62,764         58,194
      Total liabilities and stockholder's
       equity                                   $     68,940   $     65,416

                              Radyne ComStream Inc.
                 Condensed Consolidated Statements of Operations
                        (in thousands, except share data)
                                    Unaudited

                                                    Three Months Ended
                                                         March 31,
                                                ---------------------------
                                                    2005           2004
                                                ------------   ------------
Net sales                                       $     13,709   $     15,073
Cost of sales                                          6,583          7,093
    Gross profit                                       7,126          7,980

Operating expenses:
  Selling, general and administrative                  3,677          3,410
  Research and development                             1,498          1,296
    Total operating expenses                           5,175          4,706

Earnings from operations                               1,951          3,274

Other (income) expense:
  Interest expense                                        26              2
  Interest and other income                             (251)           (82)

Earnings before income taxes                           2,176          3,354
  Income tax expense                                     732            219
Net earnings                                           1,444          3,135

Earnings per share:
    Basic                                       $       0.09   $       0.19
    Diluted                                     $       0.08   $       0.18

Weighted average number of common shares outstanding:

    Basic                                             16,473         16,345
    Diluted                                           17,258         17,659

SOURCE  Radyne ComStream Inc.
    -0-                             04/27/2005
    /CONTACT: Malcolm Persen, Chief Financial Officer of Radyne ComStream Inc., +1-602-437-9620/
    /Web site:  http://www.fulldisclosure.com /
    /Web site:  http://www.xicomtech.com /
    /Web site:  http://www.radn.com /